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Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

November 30, 2012

ZaZa Energy Corporation
1301 McKinney, Suite 2850
Houston, Texas 77010

Ladies and Gentlemen:

        We have acted as special counsel to ZaZa Energy Corporation, a Delaware corporation ("ZaZa"), in connection with ZaZa's registration statement on Form S-1 (Registration No. 333-184036) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the selling stockholders identified in the Registration Statement of up to 32,561,223 shares of ZaZa's common stock, par value $0.0001 per share (the "Common Stock"), which includes 5,335,000 shares of outstanding Common Stock (the "Outstanding Shares") held by certain of the selling stockholders and 27,226,223 shares of Common Stock (the "Warrant Shares") issuable upon exercise of outstanding warrants (the "Warrants") held by certain of the selling stockholders.

        As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law, as amended (the "DGCL"), regulations, corporate records and documents, including the Certificate of Incorporation and Bylaws of ZaZa, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

        In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

        Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and (ii) when issued by the Company against payment thereof in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

        We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting the foregoing).

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        We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement.

Very truly yours,
/s/ ANDREWS KURTH LLP

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  Exhibit 5.1